Exhibit 99.2

Boise Cascade Company
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Investor Relations Contact Wayne Rancourt Office 208-384-6073	Media Contact Lisa Chapman Office 208-384-6552

For Immediate Release: July 13, 2020
Boise Cascade Company Announces Cash Tender Offer for Any and All of Its 5.625% Senior Notes Due 2024
BOISE, Idaho - Boise Cascade Company ("Boise Cascade") (NYSE: BCC) today announced that it has commenced a cash tender offer for any and all of its outstanding 5.625% Senior Notes due 2024 (the "Notes"), upon the terms and conditions described in Boise Cascade's Offer to Purchase dated July 13, 2020 (the "Tender Offer").

The Tender Offer will expire at 5:00 p.m. New York City time, on July 24, 2020, unless extended (such date and time, as the same may be extended, the "Expiration Time"). Holders who (i) validly tender their Notes prior to the Expiration Time or (ii) deliver a properly completed and duly executed Notice of Guaranteed Delivery and all other required documents on or prior to the Expiration Time and tender their Notes prior to the guaranteed delivery expiration date, which is 5:00 p.m., New York City Time, on July 28, 2020, and whose Notes are accepted for purchase pursuant to the Tender Offer will be entitled to receive the total consideration of $1,032.50 per $1,000 principal amount of Notes validly tendered and accepted for purchase (the "Tender Offer Consideration"), plus any accrued and unpaid interest from the most recent interest payment date on the Notes up to, but not including, the settlement date, which is expected to be July 27, 2020. Notes tendered prior to the Expiration Time may be withdrawn at any time prior to the Expiration Time.

The Tender Offer is subject to the satisfaction or waiver of a number of conditions that are set forth in the Offer to Purchase dated July 13, 2020 (as amended or supplemented, the "Offer to Purchase"), including, without limitation, Boise Cascade having available funds, including gross proceeds of at least $400 million from a debt financing transaction, on terms and conditions satisfactory to Boise Cascade, in an amount sufficient, together with cash on hand, to pay the Tender Offer Consideration with respect to all outstanding Notes in the Tender Offer, and certain other customary conditions.

There can be no assurance that any of the conditions to the Tender Offer will be satisfied.

Boise Cascade has engaged Wells Fargo Securities, LLC as Dealer Manager for the Tender Offer. Copies of the Offer to Purchase and Notice of Guaranteed Delivery are available at www.dfking.com/boise and may be obtained from D.F. King & Co., Inc., the Tender Agent and Information Agent, by e-mail to boise@dfking.com or by phone at (888) 605-1957 (toll-free) or (212) 269-5550. Please direct questions regarding the Tender Offer to Wells Fargo

Securities, LLC by phone at (866) 309-6316 or (704) 410-4759 or by e-mail to liabilitymanagement@wellsfargo.com.

This announcement is for informational purposes only and does not constitute an offer to buy or a solicitation of an offer to sell the Notes. The Tender Offer is being made solely by means of the Offer to Purchase. In those jurisdictions where the securities, blue sky or other laws require any tender offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of Boise Cascade by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction. In addition, this press release is not an offer to sell or the solicitation to buy any securities issued in connection with Boise Cascade's concurrent senior notes offering announced separately today.

About Boise Cascade

Boise Cascade is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.

Forward-Looking Statements

This release contains forward-looking statements with respect to the timing and principal amount of debt securities to be purchased in the Tender Offer, including certain terms and conditions of the Tender Offer. By their nature, forward-looking statements are subject to numerous assumptions, risks, and uncertainties. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, those that may be set forth in the Offer to Purchase. Actual results, performance or achievement could differ materially from those contained in these forward-looking statements for a variety of reasons. Other unknown or unpredictable factors also could have a material adverse effect on Boise Cascade's business, financial condition and results of operations.